EXHIBIT 99.1: FOOTNOTE TEXT

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(1) As described in the Form 3 filed by Appaloosa Investment Limited Partnership I ("AILP") on September 10, 2003, AILP was a party to a total return swap agreement with respect to approximately 2,428,024 shares of common stock of the Issuer with an expiration date of August 2, 2004. The Form 4 filed by AILP on September 16, 2003 describes the partial settlement of the agreement up to and including that date. The Form 4 filed by AILP on September 19, 2003 describes further partial settlements of the agreement on September 17, 2003 and September 18, 2003. The agreement has been further partially settled prior to its expiration date as follows. On September 19, 2003, the agreement was partially settled with respect to 266,500 shares subject to the agreement, for a payment from the counterparty to AILP in the amount of $5,141,423.44, less certain fees and expenses. The agreement is still in effect with respect to approximately 906,309 shares.

(2) As described in the Form 3 filed by Palomino Fund Ltd. ("Palomino") on September 10, 2003, Palomino is a party to a total return swap agreement with respect to approximately 2,127,368 shares of common stock of the Issuer with an expiration date of August 2, 2004. The Form 4 filed by Palomino on September 16, 2003 describes the partial settlement of the agreement up to and including that date. The Form 4 filed by Palomino on September 19, 2003 describes further partial settlements of the agreement on September 17, 2003 and September 18, 2003. The agreement has been further partially settled prior to its expiration date as follows. On September 19, 2003, the agreement was partially settled with respect to 233,500 shares subject to the agreement, for a payment from the counterparty to Palomino in the amount of $4,504,774.38, less certain fees and expenses. The agreement is still in effect with respect to approximately 794,083 shares.

(3) The reporting persons to whom the information set forth on this line relates are David A. Tepper ("Mr. Tepper"), Appaloosa Partners Inc. ("API") and Appaloosa Management L.P. (the "Manager"). Mr. Tepper is the sole stockholder of API. API is the general partner of, and Mr. Tepper owns a majority of the limited partnership interests of, the Manager. The Manager is the general partner of AILP and acts as an investment advisor to Palomino. Footnotes (1) and (2) describe the transactions to which the information set forth on this lines relates.